EXHIBIT 12
                                               WHITMAN CORPORATION
                                             STATEMENT OF CALCULATION
                                      OF RATIO OF EARNINGS TO FIXED CHARGES
                                           (in Millions, Except Ratios)


                                                Nine Months                                  Fiscal Years
                                          ----------------------     --------------------------------------------------------------
                                             1999         1998          1998          1997         1996         1995         1994
                                          ---------    ---------     ---------     ---------    ---------    ---------    ---------

Earnings:
Income from Continuing
   Operations before Taxes                $    41.9    $   124.0     $   152.2     $    69.9    $   127.7    $   118.2    $    80.3
Fixed Charges                                  51.6         39.0          51.5          75.6         74.4         76.7         72.2
                                          ---------    ---------     ---------     ---------    ---------    ---------    ---------

Earnings as Adjusted                      $    93.5    $   163.0     $   203.7     $   145.5    $   202.1    $   194.9    $   152.5
                                          =========    =========     =========     =========    =========    =========    =========


Fixed Charges:
Interest Expense                          $    47.6    $    35.1     $    46.4     $    69.0    $    68.2    $    70.3    $    67.0
Preferred Stock Dividend Requirements
   Of Majority Owned Subsidiary                  --           --            --           1.7          1.5          1.4          1.1
Portion of Rents Representative
   of Interest Factor                           4.0          3.9           5.1           4.9          4.7          5.0          4.1
                                          ---------    ---------     ---------     ---------    ---------    ---------    ---------
   Fixed Charges                          $    51.6    $    39.0     $    51.5     $    75.6    $    74.4    $    76.7    $    72.2
                                          =========    =========     =========     =========    =========    =========    =========
Ratio of Earnings to
   Fixed Charges*                               1.8x         4.2x          4.0x          1.9x         2.7x         2.5x         2.1x
                                          =========    =========     =========     =========    =========    =========    =========


* Intercompany interest income from Hussmann and Midas was $1.6 million for the first nine months of 1998 and was $1.6 million, $23.1 million, $23.7 million, $21.8 million and $20.6 million for the fiscal years 1998, 1997, 1996, 1995 and 1994, respectively. Such amounts are included in income from continuing operations before taxes. If this intercompany interest income had reduced interest expense, thereby reducing fixed charges and earnings as adjusted, the ratio of earnings to fixed charges for the first nine months of 1998 and for the fiscal years 1998, 1997, 1996, 1995 and 1994 would have been 4.3x, 4.1x, 2.3x, 3.5x, 3.2x and 2.6x, respectively.

     Whitman Corporation recorded special charges of $49.3 million during the third and fourth quarters of 1997. Excluding these special charges, the ratio of earnings to fixed charges for fiscal 1997 would have been 2.6x. If the fixed charges for 1997 were adjusted for the intercompany interest income noted above, the ratio of earnings to fixed charges would have been 3.3x.

     Whitman Corporation recorded special charges of $84.2 million and a pretax gain on the sale of operations in Marion, Virginia, Princeton, West Virginia and the St. Petersburg area of Russia of $11.4 million during the first nine months of 1999. Excluding these non-recurring items, the ratio of earnings to fixed charges for the first nine months of 1999 would have been 3.2x.